EXHIBIT 10.129

VISION TWENTY-ONE, INC.
120 West Fayette Street, Suite 700
Baltimore, Maryland 21201

Mr. Andrew Alcorn
66 Dale Drive
Chatham, New Jersey 07928

Dear Andy:

The purpose of this letter is to confirm the modification to the compensation provision of the letter dated December 5, 2001 (the "Engagement Letter") pursuant to which Vision Twenty-One, Inc. (the "Company") engaged you to serve as President of the Company and its subsidiaries.

Specifically, effective as of January 1, 2002, the first sentence of item 2. of the Engagement Letter shall be deemed amended to provide as follows: "In consideration for the services which you have agreed to provide to the Company in your capacity as President of the Company and as President of the Vision 21 Subsidiaries, the Company agrees to pay to you Twenty Two Thousand Nine Hundred Sixteen and 66/100 Dollars ($22,916.66) per month (the "Monthly Fee")."

Except as modified herein, all of the terms and conditions of the Engagement Letter shall remain in full force and effect.

I would appreciate it if you could confirm your agreement with the modification to the Engagement Letter as set forth herein by signing this letter where indicated below.

Sincerely,

/s/ Howard Hoffmann
Howard Hoffmann,
Chairman of the Compensation Committee of the Board, Vision Twenty-One, Inc.

Agreed and accepted effective as
of January 1, 2002

/s/ Andrew Alcorn
_____________________________
Andrew Alcorn